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EXHIBIT 21

                       GALOOB TOYS, INC. AND SUBSIDIARIES

                         SUBSIDIARIES OF THE REGISTRANT



Galco International Toys, N.V., an Aruba corporation
Galco International Toys, Ltd., a Hong Kong corporation
Galoob Direct, Inc., a California corporation